Exhibit 10.3
ISABELLA BANK CORPORATION
DEATH BENEFIT PLAN
January 1, 2008

TABLE OF CONTENTS

INTRODUCTION	1

Article 1—Definitions	1
1.1 Base Annual Salary	1
1.2 Change of Control	1
1.3 Company	1
1.4 Disability	1
1.5 Early Retirement Age	2
1.6 Insured	2
1.7 Insurer	2
1.8 Isabella	2
1.9 Just Cause	2
1.10 Normal Retirement Age	2
1.11 Participant	2
1.12 Policy or Policies	2
1.13 Plan	2
1.14 Severance From Service	2
1.15 Termination of Employment	2
Article 2—Policy Ownership/Interests	3
2.1 Company Ownership	3
2.2 Participant’s Interest	3
2.3 Termination of Plan Upon Termination of Employment Prior to Early Retirement Age	3
2.4 Benefit Not Terminated on Disability or Severance From Service	3
2.5 Forfeitures	4
2.6 Payments From the Policy	4
Article 3—Premiums	4
3.1 Premium Payment	4
3.2 Imputed Income	4
Article 4—Assignment	5
Article 5—Insurer	5
Article 6—Claims Procedure	5
6.1 Claims Procedure	5
6.2 Review Procedure	5
Article 7—Amendments and Termination	6
Article 8—Miscellaneous	6
8.1 Binding Effect	6
8.2 Source of Payment	6
8.3 No Guarantee of Employment	6
8.4 Applicable Law	6
8.5 Reorganization	6
8.6 Notice	6
8.7 Entire Agreement	6
8.8 Administration	7

i

8.9 Named Fiduciary	7
8.10 Severability	7
8.11 Headings	7
8.12 Effective Date	7

ii

ISABELLA BANK CORPORATION
DEATH BENEFIT PLAN
INTRODUCTION
     Isabella Bank Corporation would like to attract and retain highly qualified employees. To further this objective, the Company is willing to divide the death proceeds of certain life insurance policies that are owned by the Company on the lives of the participating employees with the employee’s respective designated beneficiaries. The Company previously adopted the Death Benefit Only Agreement on February 25, 2002, to accomplish this objective. That plan is hereby restated effective January 1, 2008 as the Isabella Bank Corporation Death Benefit Plan as set forth below. The Plan shall accompany a Split Dollar Policy Endorsement entered into by and between the Company and the Participant.
Article 1
Definitions
     Whenever used in this Plan, the following terms shall have the meanings specified unless the context clearly indicates otherwise.
     1.1 “Base Annual Salary” means the Participant’s current base annual salary (as set forth by the Company’s Board of Directors) on the Participant’s last day of employment with the Company.
     1.2 “Change of Control” means a sale that results in a change in the ownership of Company, a change in the effective control of Company, or a change in the ownership of a substantial portion of Company’s assets. The change shall not be deemed a “Change of Control” for purposes of this Plan unless the change (whether made in a single transaction or in successive multiple transactions) effectively transfers the controlling interest of Company to an unrelated third party(ies) (as defined under the attribution rules of Code Sections 318 and 414) and said change results in the unrelated third party(ies) owning more than fifty percent (50%) of the fair market value or the total voting power of the stock of Company. In addition to the foregoing, the Change of Control must satisfy the provisions of Q & A-11 through 14 of IRS Notice 2005-1 and IRS. Reg. 1.409A-3(i)(5) and subsequent guidance.
     1.3 “Company” means Isabella Bank Corporation, Isabella Bank, their successor or successors, and any other entity whose Board of Directors authorizes participation in this Plan where Isabella by its Board has approved such participation.
     1.4 “Disability” means Participant is:
          (a) unable to engage in any substantial gainful activity by reason of any medically determinable or physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

          (b) by reason of any medically determinable or physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Company.
     1.5 “Early Retirement Age” means the date the Participant reaches age fifty-five (55).
     1.6 “Insured” means the individual whose life is insured.
     1.7 “Insurer” means the insurance company issuing life insurance policy(ies) on the life of the Insured.
     1.8 “Isabella” means Isabella Bank Corporation.
     1.9 “Just Cause” means that Company has determined in its sole and exclusive discretion that Participant has engaged in theft, fraud, embezzlement or willful misconduct. In the event Participant is discharged for Just Cause, Participant agrees to consent to the revocation of the benefit payable under the Plan. In the event of such revocation, this Plan shall be null and void with respect to the affected Participant, and the Participant shall not have a claim under the Plan against Company.
     1.10 “Normal Retirement Age” means the date the Participant reaches age sixty-five (65).
     1.11 “Participant” means an employee of the Company who (1) is selected by the Company’s Board of Directors to participate in the Plan and (2) signs a Split Dollar Policy Endorsement for the Policy(ies) under which he or she is the Insured. The initial Participants are identified in Appendix A to the Plan.
     1.12 “Policy” or “Policies” means the individual insurance policy or policies acquired by the Company for purposes of insuring a Participant’s life under this Plan.
     1.13 “Plan” means the Isabella Bank Corporation Death Benefit Plan, as amended from time to time.
     1.14 “Severance From Service” means Participant’s severance of employment with Company either voluntarily or involuntarily without Just Cause, within the consecutive 30-day period preceding or the consecutive 12-month period following a Change of Control.
     1.15 “Termination of Employment” means the Participant’s severance of employment with the Company prior to reaching Early Retirement Age for any reason whatsoever, other than the Participant’s Disability or Severance From Service; but including voluntary or involuntary termination. For purposes of this Plan, if there is a dispute over the employment status of the Participant or the date of the Participant’s Termination of Employment, the Company shall have the sole and absolute discretion to determine the Participant’s termination date.

Article 2
Policy Ownership/Interests
     2.1 Company Ownership. The Company is the sole owner of the Policy(ies) and shall have the sole right to exercise all incidents of ownership. The Company shall be the beneficiary of any death benefit payable under the Plan, less the Participant’s interest determined in accordance with Section 2.2 below.
     2.2 Participant’s Interest. Subject to Section 2.6 below, the benefit payable on behalf of the Participant is the benefit described in this Section 2.2.
          (a) Pre-Retirement Benefit. If the Participant dies prior to his or her Termination of Employment with the Company, the Participant’s designated beneficiary shall have the right to receive a death benefit equal to the lesser of (i) two times (2x) the Participant’s Base Annual Salary on the date of death, or (ii) $750,000.
          (b) Post-Retirement Benefit. If the Participant dies on or after the date of his or her Termination of Employment, subject to Sections 2.2(c) and 2.3 below, the Participant’s designated beneficiary shall have the right to receive a death benefit equal to the lesser of (i) one times (1x) the Participant’s Base Annual Salary on the date of his or her Termination of Employment, or (ii) $500,000.
          Notwithstanding the foregoing, if the Participant’s Termination of Employment occurs prior to the Participant’s attainment of Normal Retirement Age, the death benefit otherwise payable to the beneficiary under Sections 2.2(b)(i) or (ii) above, shall be reduced by ten percent (10%) for each consecutive 12-month period that the Participant’s severance date precedes the Participant’s attainment of Normal Retirement Age.
          (c) Excluded Employees. The death benefit described in Sections 2.2(a) and (b) above shall not be provided to employees of Isabella Bank (or the beneficiaries of said employees) who are employed by Isabella Bank as a result of the Bank’s acquisition of Farwell State Savings Bank, to the extent the former Farwell State Savings Bank employees receive pre and post-retirement benefits under the Farwell State Savings Bank Executive Supplemental Income Agreements. With respect to any employee of the Farwell State Savings Bank division of Isabella Bank who is covered by the Plan (the “Farwell Participants”), the pre and/or post-retirement death benefits described in Sections 2.2(a) and (b) above shall be provided to the beneficiaries of the Farwell Participants in the amounts and to the individuals identified in attached Appendix B to the Plan.
     2.3 Termination of Participation Upon Termination of Employment Prior to Early Retirement Age. In the event of the Participant’s Termination of Employment prior to the Participant’s attainment of his or her Early Retirement Age, the Participant and the Company agree that the Participant’s participation in the Plan will automatically terminate and that no benefits shall be payable under the Plan to the Participant’s beneficiary(ies).
     2.4 Benefit Not Terminated on Disability or Severance From Service. In the event of Participant’s Disability or Severance From Service prior to the Participant’s attainment of his or her Early Retirement Age, the Participant and the Company agree that the Participant will be deemed to have terminated employment with the Company after reaching Normal Retirement Age and shall be eligible for the post-retirement benefit described in Section 2.2(b) above.
     2.5 Forfeitures. Notwithstanding any provision of the Plan to the contrary, benefits payable on behalf of the Participant shall be forfeited if:
          (a) The Participant’s employment is terminated for Just Cause on or after reaching Early Retirement Age;
          (b) The Insurer providing coverage fails;
          (c) The Participant is not insurable at the time of the initial purchase of insurance or at the time of any subsequent purchase of insurance required to pay the benefit described in Section 2.2 above; or
          (d) Subject to Section 2.4 above, the Participant’s Termination of Employment occurs before the Participant reaches Early Retirement Age.
     2.6 Payments From the Policy. Notwithstanding Section 2.2 above, the benefit payable on behalf of the Participant shall not exceed the total amount of the death benefit of the Policy, minus the cash value of the Policy at the time of the Participant’s death (also known as the NAR or “net assets at risk”). Therefore, benefits under the Policy shall be paid in the following order to the extent funded:
          (a) The Company will receive an amount equal to the greater of the total cash value of the Policy or the total premiums paid by the Company into the Policy;
          (b) The Participant’s interest described in Section 2.2 above will be paid to the Participant’s beneficiary; and
          (c) Any additional death benefit amounts payable under the Policy will be paid to the Company.
Article 3
Premiums
     3.1 Premium Payment. The Company shall pay all premiums due on all Policies.
     3.2 Imputed Income. The Company shall annually impute income to each Participant for the benefits provided by this Plan as required under federal and state income tax laws, and each Participant shall be liable for such taxes.

Article 4
Assignment
     Any Participant may assign without consideration all interests in the Policy(ies) and in this Plan to any person, entity or trust. In the event a Participant shall transfer all of his or her interest, all of the Participant’s interest shall be vested in the transferee, who shall be substituted as a party under the Plan, and the Participant shall have no further interest in the Policy(ies) or in this Plan.
Article 5
Insurer
     The Insurer shall be bound only by the terms of the Policy(ies). Any payments the Insurer makes or actions it takes in accordance with the Policy(ies) shall fully discharge it from all claims, suits and demands of all persons or entities. The Insurer shall not be bound by or deemed to have notice of the provisions of the Plan.
Article 6
Claims Procedure
     6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim under this Plan (the “Claimant’) in writing, within 90 days of Claimant’s written application for benefits, of his or her eligibility or ineligibility for benefits under this Plan. Benefits under the Plan will be paid only if the Company decides in its sole discretion that the Claimant is entitled to them. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wants to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made and may extend the time for up to an additional 90 days.
     6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have the claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant, and the specific provisions of this Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.
Article 7
Amendments and Termination
     Isabella may amend or terminate the Plan at any time in its sole discretion.
Article 8
Miscellaneous
     8.1 Binding Effect. This Plan, in conjunction with each split dollar endorsement, shall bind each Participant and the Company and their beneficiaries, survivors, executors, administrators and transferees and any Policy beneficiary.
     8.2 Source of Payment. The proceeds of the Policies purchased on behalf of Plan Participants shall be the sole source for the payment of benefits from the Plan; no other assets of the Company shall be used for such payments and the Company shall have no additional liability for the payment of benefits under the Plan.
     8.3 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant’s right to terminate employment at any time.
     8.4 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of Michigan, except to the extent preempted by federal law.
     8.5 Reorganization. The Company shall not merge or consolidate with or into another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Plan.
     8.6 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown in the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.
     8.7 Entire Agreement. This Plan constitutes the entire agreement between the Company and the Participant as to the subject matter hereof. No rights are granted to the Participants by virtue of this Plan other than those specifically set forth herein.

     8.8 Administration. The Company shall have all powers and discretionary authority that are necessary to administer this Plan, including, but not limited to:
          (a) interpreting the provisions of the Plan;
          (b) establishing and revising the method of accounting for the Plan;
          (c) maintaining a record of benefit payments; and
          (d) establishing rules and prescribing any forms necessary or desirable to administer the Plan.
     8.9 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Plan. The named fiduciary may delegate to others certain aspects of the management and operational responsibilities of the Plan to qualified individuals, including the employment of advisors and the delegation of ministerial duties.
     8.10 Severability. If for any reason any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan and the other provisions shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Plan shall be held invalid in part, such invalidity shall in no way affect the remainder of the provision, and the remainder of the provision, together with all other provisions of this Plan shall, to the full extent consistent with the law, continue in full force and effect.
     8.11 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.
     8.12 Effective Date. The effective date of the Plan is January 1, 2008.

ISABELLA BANK CORPORATION

Dated:	, 2008	By:

Dennis P. Anger, President/CEO

ISABELLA BANK

Dated:	, 2008	By:

Richard J. Barz, President/CEO

ISABELLA BANK CORPORATION
DEATH BENEFIT PLAN
SPLIT DOLLAR POLICY ENDORSEMENT
Policy Number(s):
Insured:
     Supplementing and amending the application for insurance to                                          (“Insurer”) on                     , 20___, the applicant requests and directs that:
BENEFICIARIES
     1. Isabella Bank Corporation (the “Company”) shall be the beneficiary of any proceeds remaining after the Insured’s interest has been paid pursuant to Section 2 below.
     2. The beneficiary(ies) of the death benefit in the amount specified in Section 2.2 of Isabella Bank Corporation Death Benefit Plan dated January 1, 2008 (the “Plan”), shall be designated by the Insured or the Insured’s transferee, subject to the provisions of Section 5 below.
INSURED’S ACKNOWLEDGMENT
     Insured acknowledges that the Isabella Bank Corporation Death Benefit Plan restates and replaces any and all death benefit only and/or split dollar arrangements offered by the Company, including the Death Benefit Only Agreement, dated February 25, 2002, previously offered by the Company, and that Insured’s entire death benefit only program provided by the Company shall be the death benefit set forth in the Isabella Bank Corporation Death Benefit Plan adopted effective January 1, 2008.
OWNERSHIP
     3. The Owner of the Policy(ies) shall be the Company. The Owner shall have all ownership rights in the Policy(ies), except as may be specifically granted to the Insured or the Insured’s transferee in Section 4 of this Endorsement.
     4. Subject to applicable law, the Insured or the Insured’s transferee shall have the right to assign his or her rights and interests in the Policy(ies) with respect to the death benefit provided for under the Plan and to exercise all related settlement options.
     5. Notwithstanding the provisions of Section 4 above, and subject to Section 2.4 of the Plan, the Insured or the Insured’s transferee shall have no rights or interests in the death benefit provided under the Plan in the event of Termination of Employment prior to the attainment of Early Retirement Age as defined in the Plan.

MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY(IES)
     Upon the death of the Insured, the interest of any collateral assignee of the Owner of the Policy(ies) designated in Section 3 above shall be limited to the portion of the proceeds described in Section 2 above.
OWNER’S AUTHORITY
     The Insurer is hereby authorized to recognize the Owner’s claim to rights under this Endorsement without investigating the reason for any action taken by the Owner, including its statement of the amount of premiums it has paid on the Policy(ies). The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release therefore to the Insurer.
Any transferee’s rights shall be subject to this Endorsement. The parties accept and agree to this Split Dollar Policy Endorsement.

ISABELLA BANK CORPORATION

Dated:	, 2008	By:

Dennis P. Angner, President/CEO

INSURED:

Dated:	, 2008	By:

ISABELLA BANK CORPORATION
DEATH BENEFIT PLAN
BENEFICIARY DESIGNATION FORM
PRIMARY DESIGNATION:

Name	Relationship

Address
SECONDARY (CONTINGENT) DESIGNATION:

Name	Relationship

Address
     All sums payable under the Isabella Bank Corporation Death Benefit Plan by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary(ies).

Dated: , 20___

Insured’s Signature

ISABELLA BANK CORPORATION
DEATH BENEFIT PLAN
APPENDIX A

Plan Participant	Entry Date

ISABELLA BANK CORPORATION
DEATH BENEFIT PLAN
APPENDIX B
DEATH BENEFITS FOR FARWELL PARTICIPANTS

A.	Pre-Retirement Benefit		Amount

$

B.	Post-Retirement Benefit		Amount

$